PURCHASE AND SALES AGREEMENT

BETWEEN

THE PURCHASER:
BELL COAST CAPITAL CORP. (“BCCC”)

AND

THE SELLERS:
U.S. ENERGY CORP. AND USECC, A JOINT VENTURE BETWEEN U.S. ENERGY CORP. AND CRESTED CORP. (“the USE PARTIES”)

DECEMBER 8, 2004

PURCHASE AND SALES AGREEMENT

This Purchase and Sales Agreement ("Agreement") is made and en-tered into on this the 8th day of December, 2004, by and between the purchaser: Bell Coast Capital Corp., a British Columbia corporation ("BCCC"), and the sellers: U.S. Energy Corp., a Wyoming corporation (“USE”) and a joint venture between USE and Crested Corp., a Colorado corporation (“Crested”), such joint venture referred to as (“USECC”), the sellers hereinafter collectively referred to as the “USE Parties”.

1.    Statement of Purpose. The USE Parties own or control through contract, a block of unpatented mining claims (“Claims”) and a Wyoming State Lease (“Lease”) in the Sheep Mountain and Crooks Gap Mining Districts, Fremont County, Wyoming, as generally described in Exhibit A-1, which is incorporated by this reference. Such properties interests are hereinafter collectively referred to as the “Properties”. The Properties contain uranium deposits, shafts for underground mining, head frames, open pits from previous mining operations, tunnels, roads, buildings, equipment and utilities.

2.    Sale of Interests by the USE Parties. Subject to the terms and conditions of this Agreement and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the USE Parties hereby agree to sell, transfer and assign to BCCC the right to purchase a 50% undivided interest in and to the Properties described on Exhibit A-1, subject to the royalties and burdens or third party interests described in Exhibit A-2.

3.    Purchase of Interests by BCC. Subject to the terms and conditions of this Agreement and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BCCC agrees to purchase from the USE Parties a 50% undivided interest in and to the Properties described on Exhibit A-1, subject to the royalties and burdens or third party interests described in Exhibit A-2

4.    Purchase Price. BCCC agrees to purchase a 50% undivided interest in and to the Properties described in Exhibit A-1 by paying the USE Parties the following consideration in U.S. Dollars and issuing shares of BCCC common stock (all stock issues will be subject to the antidilution provisions provided for in Exhibit B) as follows:

(i)    October 29, 2004          $175,000        Paid $100,000 to the USE Parties, which is
                 non-refundable and $75,000 paid into
              escrow, which is also non-refundable
              and was released to the USE Parties
              on December 3, 2004.

      November 29, 2004        $175,000                   To be paid into escrow and to be released
                            to the USE Parties 5 days after TSX Venture
                            Exchange (“the Exchange”) approval of the
                            purchase by BCCC, provided however,

                                              such approval by the Exhange shall
                            not exceed 6 months from the date of the
                            October 29, 2004 Letter Agreement.

        June 29, 2005            $500,000       and 1,000,000 common shares of BCCC
                            stock subject to regulations of the Exchange.

        June 29, 2006            $800,000       and 750,000 common shares of BCCC stock
                            subject to regulations of the Exchange.

        December 29, 2006        $800,000        and 750,000 common shares of BCCC stock
                            subject to regulation of the Exchange.

        June 29, 2007            $800,000       and 750,000 common shares of BCCC stock
                            subject to regulations of the Exchange.

        Total (Cash)            $4,050,000       (Shares) 4,000,000 common shares of
                            BCCC stock subject to regulations of the
                            Exchange.

(ii)    The payment to the USE Parties by BCCC of $3 million in two $1.5 million installments after the Ux price reported in Ux Weekly for the long term indicator for U3O8 is at $30.00/lb for four (4) consecutive weeks (“Price Benchmark”), then payment shall be as follows: 1) if the Price Benchmark occurs during the first 18 months after the execution of the October 29, 2004 Letter Agreement, then the first installment of $1.5 million payment shall be 6 months from such date, but no sooner than 18 months after execution of the October 29, 2004 Letter Agreement and 2) if the Price Benchmark occurs after the first 18 months from the execution of the October 29, 2004 Letter Agreement, then the first installment of $1.5 million shall be paid 6 months from the date such Price Benchmark occurs. The second installment of $1.5 million shall be paid 6 months after the first installment. The obligation for such payments shall survive closing and shall extend through the term of the Venture. If either payment is not timely made, BCCC will forfeit any and all interest in the Properties or the Venture.

(iii)    Within 3 months of the date of this Agreement, BCCC will make available and commit $500,000 for an exploration and development program for the Properties.

5.    Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place in Riverton, Wyoming on or before December 29, 2007. In consideration of and after the receipt of the full payments described in paragraph 4: the USE Parties will convey to BCCC a 50% undivided interest in the Properties; and BCCC and the USE Parties will form a joint venture as described in paragraph 6.

6.    Representation and Warranties of the USE Parties. The USE Parties represent to BCCC that as of the date of this Agreement:

(a)	Each of the USE Parties that exist as corporate entities has been duly organized, validly existing and is in good standing under the laws of the state of incorporation and has the requisite power to own its respective interest in the Properties.

(b)	Each of the USE Parties has all the requisite power, right and authority to enter into this Agreement and to perform its obligations under this Agreement, including the right to convey to BCCC the interest in the Properties at Closing and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the USE Parties.

(c)	This Agreement when executed and delivered will be a valid and binding agreement of each of the USE Parties, enforceable in accordance with its terms.

(d)	There are no actions, claims, investigations or proceedings, judicial or otherwise, pending, or to the best of the knowledge of each of the USE Parties threatened, against or relating to any one of the USE Parties which would affect the USE Parties’ ability to convey the purchased interest in the Properties to BCCC or otherwise affect the USE Parties’ ability to perform the terms of this agreement.

(e)	The execution and delivery of this Agreement does not and the performance of this Agreement by each of the USE Parties will not (i) conflict with or violate the Articles of Incorporation or Bylaws of anyone of the USE Parties, (ii) conflict with or violate any law, rule, regulation, order, judgment or (iii) result in any breach or constitute a default (or an event which with notice or lapse of time, or both would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation, or consent, or result in the creation of a lien or encumbrance on any of the Properties, pursuant to any instrument or obligation to which USE Parties is a party or by which USE Parties is bound.

(f)	(i) The State of Wyoming Mineral Lease constituting part of the Properties is valid and in good standing; (ii) the USE Parties own or control the Properties, (iii) that with respect to the Claims, (1) all acts of location have been performed in accordance with all applicable federal and state laws and local mining customs and (2) that sufficient annual assessment work has been performed on each of the Claims and evidence of assessment work has been filed as required by state and federal law through August 31, 2004 for the last assessment year.

(g)	To the best of the USE Parties’ knowledge the unpatented mining claims (the "Claims") and the State Lease constituting part of the Properties are free and clear of all defects, liens or encumbrances except there are certain royalties reserved to owners or former owners of the Claims and the State Lease.

(h)    The USE Parties have the right and ability to convey a 50% undivided interest in an to the Properties as described in Exhibit A-1 as provided for hereunder to BCCC free and clear of all claims, liens, security interests, burdens and encumbrances of any nature and kind created by through or under the USE Parties save and except as title to the Properties may be encumbered by the royalties and burdens more particularly described in Exhibit A-2

(i)    any and all underlying agreements related to any portion of the Properties are in good standing.

(j)    The USE Parties have not employed any broker for finder and has not incurred any liabilities for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement for which BCCC shall have any responsibilities whatsoever.

(k)    The USE Parties make no representations or warranties with respect to title to the Properties and this agreement has been entered into on the understanding that BCCC will commission the preparation of an independent title opinion on the Properties and in this regard the USE Parties will make available to BCCC’s Wyoming Counsel all of its title records. To the best of the USE Parties’ knowledge, information and belief the information contained in Exhibit A-1 with respect to the Properties is complete and correct.

(l)    Prior to executing this Agreement, the USE Parties made available to BCCC and its agents and contractors certain information and data that the USE Parties have in their control or possession relating to the Properties and the liabilities attendant thereto, including but not limited to drilling, exploration, mining and metallurgical test data, assays, title information, and all information relating to possible environmental liabilities and to the best of their respective knowledge, information and belief the data made available is full and complete and the USE Parties are unaware of any material fact or circumstances which have not been made available to BCCC which should be disclosed or made available to BCCC in order to prevent the representations and warranties in this agreement from being materially misleading.

7.    Representation and Warranties of BCCC. BCCC represents to the USE Parties that as of the date of this Agreement:

(a)	BCCC is a corporation duly incorporated and in good standing in the Province of its incorporation and that it will form a wholly owned subsidiary that will be qualified and registered to do business in the State of Wyoming prior to the Closing Date for the purpose of holding its interest in the Properties.

(b)	BCCC has all the requisite power, right and authority to enter into and to perform its obligations under this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BCCC.

(c)	This Agreement when executed and delivered will be a valid and binding agreement on BCCC, enforceable in accordance with its terms.

(d)	There are no actions, claims, investigations or proceedings, judicial or otherwise, pending, or to the best of the knowledge of BCCC threatened, against or relating to BCCC which would affect the BCCC’s ability to purchase on behalf of a proposed Wyoming Subsidiary an interest in the Properties or otherwise affect BCCC’s ability to perform the terms of this agreement.

(e)	The execution and delivery of this Agreement does not and the performance of this Agreement by BCCC will not (i) conflict with or violate the Articles of Incorporation or Bylaws of BCCC or (ii) conflict with or violate any law, rule, regulation, order, or judgment.

(f)BCCC has not employed any broker for finder and has not incurred any liabilities for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement for which the USE Parties shall have any responsibilities whatsoever.

(g)Prior to executing this Agreement, BCCC and its agents and contractors have conducted its due diligence and have had the opportunity to review certain information and data that the USE Parties have in their control or possession relating to the Properties and the liabilities attendant thereto, including but not limited to drilling, exploration, mining and metallurgical test data, assays, title information, and all information relating to possible environmental liabilities and BCCC acknowledges that it will be required to obtain an independent title report on the claims if additional comfort is required on title which is not warranted by the USE Parties.

8.    Standard of Knowledge. For a representation or warranty made to the USE Parties or BCCC’s “knowledge” the term “knowledge” shall mean actual knowledge on the part of the officers, employees and agents (including attorneys) of either the USE Parties or BCCC, after all due inquiry, of the matter referred to or of facts that would reasonably lead to the conclusions referred to.

9.    Indemnities. The USE Parties shall indemnify BCCC and its officers, directors, agents and employees against any loss, cost, expense, damage or liability (including attorney’s fees and other expenses incurred in defending against litigation, either threatened or pending) arising out of or based upon any material breach by USE Parties of any representation and warranty made by USE Parties in this Agreement. BCCC shall indemnify USE Parties and its officers, directors, agents and employees against any loss, cost, expense, damage or liability (including attorney’s fees and other expenses incurred in defending against litigation, either threatened or pending) arising out of or based upon any material breach by BCCC of any representation and warranty made by BCCC in this Agreement.

10.    Claims for Indemnification. If any claim or demand is asserted against any Party (“Indemnified Party”) in respect of which the Indemnification Party may be entitled to indemnification under the provisions of Section 9 written notice of such claim or demand shall promptly be given to the Party (“Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within 30 days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s choice, in) the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.

11.    Joint Mining Venture. At the Closing, BCCC and the USE Parties will form a joint mining venture (“Venture”) to be named hereafter, for a term of up to thirty years, or such shorter time as the parties may agree upon in the Mining Operating Agreement to be executed on or before June 29, 2005. At Closing when BCCC receives title to the Properties, BCCC shall immediately contribute their undivided 50% interest in the Properties to the Venture. At this same time, the USE Parties will also contribute their remaining 50% undivided interest in the Properties into the Venture. The Mining Operating Agreement will contain dilution provisions substantially on the terms described in Exhibit C.

12.    Reclamation Responsibilities. Upon execution of this Agreement, both parties hereto shall 1) equally assume all current (reclamation liabilities that existed prior to the date of this Agreement) and future (reclamation liabilities that are incurred on and after the date of this Agreement) reclamation liabilities accrued on the Properties, except that the USE Parties shall be responsible for the last $1.4 million of current $4 million reclamation liability (i.e. BCCC and the USE Parties are equally responsible for the first $2.6 million of current reclamation responsibilities on a 50% BCCC and 50% the USE Parties basis and the USE Parties are responsible for 100% of the last $1.4 million of the $4 million current reclamation responsibilities) and 2) equally assume all assessment, maintenance and leasehold costs and fees and payments to be made on the Properties. Provided however, if BCCC terminates the Agreement as provided for in paragraph 19 prior to closing on December 29, 2007, BCCC’s current (reclamation liabilities that existed prior to the date of this Agreement) reclamation liabilities shall be extinguished.

13.    Exploration Projects. For each exploration project that is identified by either party in the USE Parties’ library, which is approved by the USE Parties and undertaken by the parties, BCCC will contribute the first $500,000 expenditure on each exploration project undertaken until BCCC has contributed $10,000,000 toward the exploration projects. After BCCC has expended the first $500,000 on each individual project, the balance of monies expended on the project shall be split 50/50 between the parties. As an example, should exploration project #1 entail expenditures of $600,000, BCCC shall be responsible for $500,000 plus $50,000 (i.e. ½ of $100,000 spent over the $500,000) and the USE Parties shall be responsible for the $50,000 balance. After BCCC has funded up to twenty (20) exploration projects with $500,000 (i.e. $10,000,000 in the aggregate) expended on each project, the USE Parties and BCCC will be obligated to carry their respective 50% interest in such projects or lose their 50% interest in the projects on a property by property basis as provided in the Mining Venture Agreement.

14.    Ownership. The Venture when formed and the interest of both parties when contributed to in the Venture, will be owned 50% by BCCC and 50% by the USE Parties, which percentages shall be the initial Participating Interests of the parties. The Venture will be managed by a Management Committee with equal representation from each of BCCC and the USE Parties.

15.    Operator. The USE Parties will be the Operator of the Venture, reporting to the Management Committee and may charge a minimum of cost plus 10% for its services and materials excluding capital costs furnished to the Venture as provided in the Mining Venture Agreement.

16.    Contributions and Distributions. Except as provided for in paragraph 13, the parties shall contribute to the costs and expenses of the Venture and share in the production of the Venture in proportion to their respective Participating Interests, as they may from time to time then appear.

17.    Area of Mutual Interest. The area of mutual interest shall be the State of Wyoming and any other properties identified in the Atlas Minerals and Western Nuclear data bases, excluding however, (1) the Sweetwater Mill and USE Parties’ interest in the nearby “Green Mountain uranium properties” owned by Kennecott; (2) a ten mile radius around the Shootering Canyon Mill; and (3) any properties brought by a present or future joint venture partner on the Shootering Canyon Mill.

18.    Monetary Default. In the event BCCC fails to make the payments provided for in paragraph 4 above when due, it shall be deemed to be in default and upon 30 days written notice of default by the USE Parties to BCCC and if such default is not corrected, BCCC shall forfeit any and all its rights in the Properties including any payments previously made to the USE Parties.

19.    Termination of this Agreement. This Agreement may be terminated at any time prior to the Closing by:

(a)    By the mutual written consent of BCCC and the USE Parties; or

(b)	By BCCC by providing written notice to the USE Parties in accordance with paragraph 24.

and upon the occurrence of such event BCCC will forfeit and lose any and all interests it may have in the Properties.

20.    No Partnership. The parties intend that neither this Agreement nor the Mining Operating Agreement contemplated hereunder shall create a partnership or mining partnership between BCCC and the USE Parties. Rather their relationship is one of covenants and the liability of the parties shall be several and not joint or collective.

21.    BCCC's Initial Payment. BCCC has paid to the USE Parties on October 29, 2004, the non-refundable sum of $100,000 for and in consideration of the right to enter into the October 29, 2004 Letter Agreement between BCCC and the USE Parties. The $75,000 paid in the escrow on October 29, 2004, which is also non-refundable after November 29, 2004 and shall be released to the USE Parties on or before December 6, 2004. These payments are solely for the USE Parties agreeing not to seek any other entities’ participation in the said Properties for 30 days as provided for in the October 29, 2004 Letter Agreement. If all payments are made and received on or before December 29, 2007 in accordance with paragraph 4, then the USE Parties agree to credit the $100,000 and $75,000 payments against the $4.05 million obligation contained in paragraph 4 (d)(i).

22.    BCCC's Due Diligence. In accordance with the October 29, 2004 Letter Agreement, BCCC had until and including November 29, 2004 to conduct a due diligence investigation of the Properties. During this period, the USE Parties made available to BCCC and its agents and contractors information and data that the USE Parties had in their control or possession relating to the Properties and the liabilities attendant thereto, including but not limited to drilling, exploration, mining and metallurgical test data, assays, title information, and all information relating to possible environmental liabilities. To the best of the knowledge of the USE Parties, the information made available is full and complete and no material information was withheld from BCCC when the data was made available.

23.    BCCC Board Approval. BCCC represents that it has received approval from its Board of Directors prior to the execution of this Agreement. BCCC shall provide USE Parties with a copy of such resolution.

24.    USE and Crested Board Approvals. The USE Parties represent that they have received approval from their respective Board of Directors prior to the execution of this Agreement. The USE Parties shall provide BCCC with a copy of such resolution(s).

25.    Confidentiality and No Public Announcements. During the term of this Agreement, the parties agree to keep the terms and conditions of this Agreement confidential and shall make no public announcement concerning this Agreement or operations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld, except as may be required by the SEC or the Exchange. BCCC further agrees that its employees, agents and contractors shall maintain the confidentiality of any and all such information provided to BCCC during the due diligence period designated by the USE Parties as being confidential. Provided, however, that either party may disclose any such information to its parent or its subsidiaries or affiliates, and either party may make such disclosure to other entities with whom negotiations are being made in good faith for the mortgage, pledge, financing, sale or assignment of the rights and interests of the disclosing party hereunder. The terms and conditions of this Agreement shall otherwise not be disclosed except as mutually agreed by the parties, the consent of either party not to be unreasonably withheld, or unless the disclosing party is so required by U.S. or Canadian federal or provincial laws, rules, regulations, or orders. Upon such disclosure and, if possible, before disclosure, the disclosing party shall notify the other party of the disclosure.

26.    Notice. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)       If to the USE Parties

Keith G. Larsen,
President and Director
877 North 8th West
Riverton, WY 82501
Phone:  (307) 856-9271
Fax:      (307) 857-3050
E-Mail: keith@usnrg.com

(b)       If to BCCC

Rahoul Sharan,
President
#525 - 999 West Hastings Street
Vancouver, BC
CANADA V6C 2W2
Phone:  (604) 869-1810
Fax:     (604) 869-1817
E-Mail: rahoul@axion.net

27.    Miscellaneous.

(a)    This Agreement shall constitute the whole agreement and understanding between BCCC and the USE Parties as to the subject matter of this Agreement and supersedes any other prior agreements or understandings whether written or oral between BCCC and the USE Parties.

(b)    This Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(c)    The waiver by either BCCC or the USE Parties of a breach of any provision of this Agreement by the other shall neither operate as nor be construed as a waiver of any subsequent breach.

(d)    In the event that any condition or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

(e)    This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

(f)    This Agreement shall be interpreted in accordance with the laws of the State of Wyoming.

(g)    The terms and provisions hereof shall inure to the benefit of and shall be binding upon the permitted successors and assigns of the parties.

(h)    In the event either party to this Agreement shall be required to institute any suit or legal action to enforce any of the provisions of this Agreement, then the prevailing party shall be allowed, in addition to such relief as awarded by the court, reasonable attorney's fees and court costs in prosecuting that action.

(i)    Except for the non-refundable payment due on October 29th, 2004, which amount has now been paid, this agreement is subject to filing with the TSX Venture Exchange and BCCC receiving confirmation that it has been accepted for filing on or before April 29, 2005.

Executed to be effective on the 8th day of December, 2004.

BELL COAST CAPITAL CORP.

By     /s/ Rahoul Sharan

Its     President

U.S. ENERGY CORP.

By     /s/ Keith G. Larsen

Its     President

U.S. ENERGY CORP. and CRESTED CORP. dba as USECC, a JOINT VENTURE

U.S. ENERGY CORP.

By     /s/ Keith G. Larsen

Its     President

CRESTED CORP.

By     /s/ Harold F. Herron

Its     President